Issuer Free Writing Prospectus Filed Pursuant to Rule 433
Registration Statement No. 333-134864

Summary of Final Terms	May 20, 2008

$900,000,000

TWO YEAR FLOATING RATE SENIOR NOTES

Issuer:	American Express Credit Corporation
Expected Issue Ratings (1):	Aa3 stable (Moody’s) /A+ stable (S&P) /A+ stable (Fitch)
Principal Amount:	$900,000,000
Security Type:	Senior Notes
Trade Date:	May 20, 2008
Settlement Date:	May 27, 2008 (T+4)
Maturity Date:	May 27, 2010
Coupon Rate:	1-month USD-BBA-LIBOR Reuters LIBOR01+ 140 bps
Initial Coupon Setting:	[TBD] on May 22, 2008
Interest Determination Date:	Two London Business Days prior to each Interest Reset Date
Coupon Payment Dates:	The 27th day of each month, commencing June 27,
2008, continuing to and including the Maturity Date
Price to Public:	100.000%
Upfront Fee:	0.020%
Price to Issuer:	99.980%
Net Proceeds to Issuer:	$899,820,000
All-in Cost:	1-month LIBOR + 141 bps
Day Count:	Actual/360
Minimum Denomination:	$1K x $1K
Business Days:	New York, London
CUSIP:	0258M0CV9
ISIN:	US0258M0CV96
Agents:	Barclays Capital Inc.
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Base Documentation:	SEC-registered
Deutsche Bank DTC#:	573

(1) An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Deutsche Bank Securities Inc. at 1-800-503-4611.